                                                                     EXHIBIT 5.1

                      OPINION OF MORRISON & FOERSTER, LLP


                                August 15, 1997


Stuart Entertainment, Inc.
3211 Nebraska Avenue
Council Bluffs, Iowa 51501

Ladies and Gentlemen:

     We have acted as your counsel in connection with the filing of the Registration Statement on Form S-3 (the "Registration Statement") and related prospectus (the "Prospectus") under the Securities Act of 1933, as amended (the "Act"), relating to 1,322,680 shares of your common stock, $.01 par value per share (the "Shares"). In connection therewith, we have reviewed such Registration Statement, certain of your corporate records and proceedings taken in connection with the authorization and issuance of the Shares, and such other factual and legal matters as we have considered necessary for purposes of this opinion.

     Based on and subject to the foregoing, we are of the opinion that the Shares will, when sold, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in such Registration Statement. This consent does not constitute a consent under Section 7 of the Act, and in consenting to the reference to our firm under such heading we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ MORRISON & FOERSTER, LLP


                                             MORRISON & FOERSTER, LLP